Aflac Incorporated 1st Quarter 2014 10-Q
EXHIBIT 10.47

EMPLOYMENT AGREEMENT
THIS AGREEMENT, is made and entered into as of November 1, 2011, by and between American Family Life Assurance Company of Columbus, a Nebraska corporation, (hereinafter referred to as "Corporation,") and Eric Kirsch (hereinafter referred to as "Employee)”;
W I T N E S S E T H T H A T
WHEREAS, Corporation and Employee desire to enter into an Employment Agreement and to set forth the terms and conditions of Employee’s employment by Corporation as its First Senior Vice President, Global Chief Investment Officer;
NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows, to-wit:

1.
Purpose and Employment. The purpose of this Agreement is to define the relationship between Corporation as an employer and Employee as an employee and First Senior Vice President, Global Chief Investment Officer.

2.Duties. Employee agrees to provide, as a member of the executive management team, management services as Global Chief Investment Officer to Corporation and its “Affiliates” on a full-time and exclusive basis; provided, however, nothing shall preclude Employee from engaging in charitable and community affairs or managing his own or his family's personal investments. For purposes of this Agreement, “Affiliates” shall mean all legal entities that control, are controlled by or are under common control with Corporation, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity whether through the ownership of voting securities, contract or otherwise. Subject to the satisfactory performance of his duties and the extension of this Agreement by its terms, Employee shall be promoted to Executive Vice President, Global Chief Investment Officer on the first anniversary of this Agreement.

3.Performance. Employee agrees to devote all necessary time and his best efforts in the performance of his duties as Global Chief Investment Officer on behalf of Corporation and its Affiliates.

4.Term. The term of this Agreement shall begin on the date set forth above and shall continue until December 31, 2012, unless extended or sooner terminated as hereinafter provided. On an annual basis beginning on January 1, 2013, the scheduled term of this Agreement shall be extended for additional one year periods unless written notice of termination is given prior to such annual date by one party to the other party that the Agreement will not be extended by its terms. It is further understood and agreed that the covenants set forth in Paragraph 14 shall survive the term of this Agreement.

5.Base Salary. For all the services rendered by Employee during the term of this Agreement, Corporation shall pay Employee a “Base Salary” at an annual rate as set forth in the “Schedule of Compensation” (hereinafter the “Base Salary”) attached hereto as Exhibit A, less withholding for taxes and deductions for other appropriate items, said salary to be payable in accordance with Corporation's normal payroll procedures. The Base

Salary may be increased annually, in the Corporation’s Compensation Committee’s (hereinafter the “Committee”) sole discretion, during the term of this Agreement.

6.Adjustments to Base Salary. If Corporation exercises its discretion to increase Employee’s Base Salary as provided for in Paragraph 5, Corporation and Employee shall memorialize any such increase by entering the change on a new "Schedule of Compensation," duly signed by the proper officers of Corporation and by Employee, that will replace and supersede the then-current Exhibit A attached hereto. If an increase in Base Salary is entered on said new Schedule, said entry shall constitute an amendment to this Agreement as of the date of said entry and shall supersede the Base Salary provided for in Paragraph 5 and any other increases in Employee's base salary previously entered on said Schedule.

7.Management Incentive Plan. In addition to the Base Salary paid to Employee pursuant to Paragraph 5, Corporation shall for each calendar year of Employee's employment by Corporation during the term of this Agreement, beginning with the calendar year 2011, pay Employee, as performance bonus compensation, an amount determined each year under Corporation’s current Management Incentive Plan (MIP) with a target bonus level based on at least two (2) times Employee’s annual base salary. For calendar year 2011, Employee acknowledges and agrees that he will receive a pro rata MIP bonus based on the number of days in calendar year 2011 that he has worked. Thus, Employee shall be entitled to 16-2/3% of the bonus, to which he would otherwise have been entitled, had he been employed by Corporation on January 1, 2011. For calendar year 2012, Corporation agrees that Employee’s MIP bonus will be no less than two (2) times Employee’s annual base salary. Said 2012 bonus will be paid in February of 2013. In the event of Employee’s Separation From Service during the calendar year 2012 by Corporation With Cause or by Employee Without Good Reason, Employee’s 2012 MIP bonus is subject to pro-ration based on the number of days in calendar year 2012 that he actually worked. In the event Corporation terminates Employee’s employment without Cause or Employee resigns with Good Reason during the calendar year 2011 or 2012, Corporation will pay Employee a MIP bonus equal to two (2) times his Base Salary. Nothing in this paragraph shall preclude Employee from receiving additional discretionary bonuses approved by the Chief Executive Officer or the Board of Directors of Corporation (hereinafter the “Board”). Amounts payable to Employee under the MIP or other approved bonus plan shall be payable in such manner, at such times and in such forms, as prescribed by the terms of the Management Incentive Plan or other approved bonus plan.

8.Equity Grants. No later than November 10, 2011, Employee shall be awarded an annual equity grant with a total value on the date of issue of $1,000,000 calculated using an adjusted Black Scholes model (for stock option awards) and/or the value of the shares on the date of issue (for restricted stock awards) as may be applicable. All grants, whether stock option or restricted stock award, shall be subject to the terms and conditions of the then-current (based on date of grant) Corporation Stock Option Plan, Long-Term Incentive Plan, and any applicable agreements and notices.

9.Employee benefits. Employee shall be eligible to participate with other employees of the Corporation in all fringe benefit programs applicable to employees generally which may be authorized and adopted from time to time by the Board. In addition, Corporation shall furnish to Employee such other "fringe" or employee benefits as are provided to key executive employees of Corporation and such additional employee benefits which the Compensation Committee shall determine to be appropriate to Employee's duties and responsibilities as Global Chief Investment Officer.

10.Working facilities and expenses. Employee shall be provided with an office, books, periodicals, stenographic and technical help, and such other facilities, equipment, supplies and services suitable to his position and adequate for the performance of his duties. Employee shall initially be based in New York, New York and shall travel for Corporation’s business on an as needed basis.

Any expense reimbursements made to satisfy the terms of this Paragraph 10 shall be timely submitted by Employee, in accordance with Corporation’s policies and paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any benefits under this paragraph shall not be subject to liquidation or exchange for another benefit.
11.Vacation. Employee shall be entitled to his vacation time with pay during each calendar year in accordance with Corporation's vacation policy for senior executive employees. In addition, Employee shall be entitled to such holidays as Corporation shall recognize for its employees generally.

12.Sickness and Total Disability. Employee's absence from work because of illness or injury (not resulting in Employee becoming "Totally Disabled," as defined below) shall not result in any adjustment in Employee's Base Salary or other benefits under this Agreement. For purposes of this Agreement, the term "Totally Disabled" or "Total Disability" shall mean Employee's inability to adequately perform his executive and management duties with or without a reasonable accommodation on account of illness or injury for more than twelve (12) consecutive weeks. It is understood that Employee's occasional sickness or other incapacity of short duration may not result in him being or becoming Totally Disabled. However, such illness or incapacity could constitute Employee's being or becoming Totally Disabled if such illness or incapacity is prolonged or recurring.

13.Termination. Notwithstanding any other provision in this Agreement, this Agreement may be terminated at any time by either party in accordance with the following terms:

(A)“Termination Date”. For purposes of this Agreement, the “Termination Date” shall mean the earlier of the termination date set forth in the written notice provided by the terminating party to the non-terminating party or the date on which Employee is directed to cease providing services to Corporation.

(B)“Separation from Service”. For purposes of this Agreement, the term “Separation from Service” shall mean that Employee separates from service with Corporation and all Affiliates, as defined in Internal Revenue Code Section 409A and guidance issued thereunder (“Section 409A”). As a general overview of the requirements of Section 409A in regard to the definition of “Separation from Service”, an employee separates from service if the employee dies, retires, or otherwise has a termination of employment with the Corporation or any of its Affiliates, determined in accordance with the following:

(1)Leaves of Absence. The employment relationship is treated as continuing intact while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Employee retains a right to reemployment with Corporation under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Employee will return to perform services for an affiliate. If the period of leave exceeds six (6) months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.

(2)Status Change. Generally, if an employee performs services both as an employee and an independent contractor, the employee must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a Separation from Service. However, if Employee provides services to the Corporation or any of its Affiliates as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether Employee has a separation from service as an employee for purposes of this Agreement.

(3)Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the employee reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services Employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period. Facts and circumstances to be considered in making this determination include, but are not limited to, whether Employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether Employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which an employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subparagraph (1)

above, for purposes of this subparagraph, the employee is treated as providing bona fide services at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable thirty-six (36)-month period).

(C)Death. In the event of Employee's death, this Agreement shall terminate immediately and Corporation shall only be obligated to pay Employee’s family or estate Employee’s pro-rated Base Salary earned through the date of Employee’s death.
(D)Termination by Corporation with “Cause.”

(1)Corporation may terminate Employee’s employment at any time for “Cause” by providing Employee with at least five (5) days written notice. At its sole discretion, however, Corporation may direct Employee to cease rendering services to Corporation prior to the expiration of the five-day notice period.

(2)For purposes of this Agreement, “Cause” shall mean:

i.	the failure of Employee to substantially perform his executive and management duties;

ii.	any conduct by Employee involving moral turpitude;

iii.	any conduct by Employee that causes material injury or damage to the goodwill, reputation or business of Corporation;

iv.	Employee’s commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude;

v.
any material breach of Corporation’s policies and practices, which are known or reasonably should have been known by Employee, or a violation of laws applicable to him in his capacity as an employee or executive of Corporation or applicable to Corporation or any of its Affiliates;

vi.	Employee’s Total Disability as defined in Paragraph 12;

vii.	any use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances; or

viii.	any breach by Employee of any obligation under this Agreement.

(3)Notwithstanding the foregoing, Corporation shall have Cause to terminate Employee’s employment under this Agreement for a reason stated in items i, iii, and viii above only if (i) Corporation first provides Employee with a written statement of the grounds upon which Corporation’s claim of Cause is based; and (ii) Employee is given ten (10) business days to substantially cure or correct the events which gave rise to Corporation’s claim of Cause. In the event that Employee is unable to substantially cure or correct the events which gave rise to Corporation’s claim of Cause, the Termination Date shall be the earlier of (i) the date Employee provides notice to Corporation that he will not cure or correct the events which gave rise to Corporation’s claim of Cause, or (ii) the expiration of the ten-day cure or correction period. If Corporation’s Cause to terminate Employee’s employment under this Agreement is for a reason stated in items ii, iv, v, vi, and vii above, Corporation shall have no obligation to provide Employee with an opportunity to cure or correct the events which gave rise to Corporation’s claim of Cause.

(4)If Corporation terminates Employee’s employment for Cause, Corporation shall be obligated to pay Employee as follows:

i.
pay Employee his Base Salary as provided for in Paragraph 5 of this Agreement through the Termination Date; provided, however that, to the extent any such amount is payable for the period after Employee stops providing services to Corporation and is not exempt from Section 409A, such amount will be paid in a single lump sum upon the day after the six (6) month anniversary of his Separation from Service;

ii.
continue to honor all fully vested stock options, subject to the terms and conditions of the applicable stock option grant or agreement, which were granted to Employee prior to the Termination Date; and

iii.
provide Employee with all fringe and other employee benefits as described in this Agreement through the Termination Date. Notwithstanding the foregoing, after the employee stops rendering services on behalf of Corporation, Employee shall not actively participate in any retirement plan qualified under Section 401(a), Section 401(k), any employee stock purchase plan under Internal Revenue Code Section 423 (hereinafter the “Section 423”), any fully insured benefit for which the insurer does not allow post-employment participation, or any other plan or benefit that Corporation or the third-party insurer of such benefit reasonably determines is not suitable or available for post-employment participation. In addition, Employee’s 2012 MIP bonus is subject to pro-ration based on the number of days in calendar year 2012 that he actually worked pursuant to Paragraph 7 of this Agreement.

(E)Termination by Corporation Without Cause.

(1)Corporation may terminate Employee’s employment at any time during the term of the Agreement without Cause by providing Employee with at least sixty (60) days written notice. At its sole discretion, however, Corporation may direct Employee to cease rendering services to Corporation prior to the expiration of the sixty-day notice period.

(2)If Corporation terminates Employee’s employment during the term of the Agreement without Cause, Corporation shall be obligated to pay Employee as follows:

i.
pay Employee’s Base Salary as set forth in Paragraph 5 of this Agreement from the Termination Date through the remainder of the term of the Agreement. The payment of such Base Salary shall be in accordance with the regular payroll schedule applicable to all other similarly-situated active executive employees of Corporation commencing with the next regularly scheduled payday after the Termination Date, with any portion of such amount that is payable within the six (6) month period beginning on the date of his Separation from Service being paid in a lump sum upon the day after the six (6) month anniversary of his Separation from Service;

ii.
pay Employee any Management Incentive Plan or other bonus to which he is entitled under Paragraph 7 of this Agreement on a pro-rated basis. Such pro-rated bonus shall be calculated based upon the number of calendar days in the calendar year up to Employee’s Termination Date divided by the total number of calendar days in the calendar year. Such bonus shall be paid to Employee in accordance with the terms of the Management Incentive Program or other bonus plan, except that Employee’s performance shall be considered to be “on target” at the time of his Termination Date. If the Termination Date occurs after the end of the calendar year in which the notice of termination is given, (a) the bonus payment for the calendar year in which such notice is given will be paid without any pro-ration, and (b) the pro-ration described herein will apply to the next calendar year (i.e., the calendar year in which the Termination Date occurs), and the bonus for such next calendar year shall be paid upon Employee’s Separation from Service in a lump sum between January 1 and March 15, inclusive, of the calendar year following the calendar year in which the Termination Date occurs or, if later, on the date after the six (6) month anniversary of Employee’s Separation from Service. Notwithstanding the foregoing, in the event Corporation terminates Employee’s employment without Cause during the calendar year 2011 or -2012, Corporation will pay Employee a MIP bonus equal to two (2) times his Base Salary;

iii.	continue to honor all fully vested stock options, subject to the terms and conditions of the applicable stock option grant or agreement, which were granted to Employee prior to the Termination Date;

iv.
continue to pay or provide to Employee all of the retirement, health, life and disability benefits, as are provided for in this Agreement or under any programs, plans or policies covering Employee at the time of the Termination Date, from the Termination Date through the remainder of the term of the Agreement. Notwithstanding the foregoing, after Employee stops rendering services on behalf of Corporation, Employee shall not actively participate in any retirement plan qualified under Section 401(a), Section 401(k), any employee stock purchase plan under Section 423, any fully insured benefit for which the insurer does not allow post-employment participation, or any other plan or benefit that Corporation or the third-party insurer of such benefit reasonably determines is not suitable or available for post-employment participation. Furthermore, to the extent that Employee is paid or provided with any benefits under this provision after the Termination Date, Employee understands and agrees that his entitlement to such benefits or the level of such benefits is subject to change or termination in the event that the applicable benefit is modified, amended or eliminated by Corporation or the Board.

(F)Resignation by Employee with “Good Reason”.

(1)Subject to the terms of this Paragraph 13(F), Employee may resign his employment during the term of the Agreement for “Good Reason.”

(2)For purposes of this Agreement, “Good Reason” shall mean:

i.	Corporation’s material breach of any material provision of this Agreement;

ii.	Corporation’s change of Employee’s title as Global Chief Investment Officer and/or Employee’s working facilities pursuant to Paragraph 10, without consent of Employee;

iii.	Corporation’s assignment to Employee, without consent of Employee, of duties that are materially different from the duties described in Paragraph 2 of this Agreement;

iv.	Corporation’s material reduction of Employee’s Base Salary as set forth in Paragraph 5.

(3)	Notwithstanding the foregoing, Employee shall have Good Reason under this Agreement only if (i) he first provides Corporation with a written statement of the grounds upon which his claim of Good Reason is based within ninety (90) days of the alleged events which he believes establishes Good Reason to resign his employment; and (ii) Corporation is given thirty (30) days to substantially cure or correct the events which gave rise to Employee’s claim that he has Good Reason to terminate the Agreement. In the event that Corporation is unable to substantially cure or correct the events which gave rise to Employee’s claim that he has Good Reason to terminate the Agreement, the Termination Date shall be the earlier of (i) the date Corporation provides notice to Employee that it will not cure or correct the events which gave rise to Employee’s claim that he has Good Reason to terminate the Agreement, or (ii) the expiration of the sixty-day cure or correction period.

(4)If Employee resigns his employment for Good Reason, Corporation shall be obligated to pay Employee according to the terms set forth in Paragraph 13(E)(2)(i)-(iv) of this Agreement.

(G)Resignation by Employee Without Good Reason.

(1)Employee may resign his employment at any time during the term of the Agreement without Good Reason by providing Corporation with at least sixty (60) days written notice. At its sole discretion, however, Corporation may direct Employee to cease rendering services to Corporation prior to the expiration of the sixty-day notice period.

(2)If Employee resigns his employment without Good Reason, Corporation shall be obligated to pay Employee according to the terms set forth in Paragraph 13(D)(4)(i)-(iii). However, Employee’s 2012 MIP bonus is subject to pro-ration based on the number of days in calendar year 2012 that he actually worked pursuant to Paragraph 7 of this Agreement.

(H)Violation of Restrictive Covenants. Corporation and Employee agree that, in the event that Employee violates any of the covenants set forth in Paragraph 14 of this Agreement, Corporation shall only be obligated to pay Employee his Base Salary as provided in Paragraph 5 through the Termination Date and honor all fully vested stock options, subject to the terms and conditions of the applicable stock option grant or agreement, which were granted to Employee prior to the Termination Date. It is expressly understood and agreed that nothing in this Paragraph 13 in any way limits Corporation’s rights under Paragraph 14.

(I)Release. Prior to payment of any amount or provision of any benefit pursuant to Section 13(E)(2)(i)-(iv) (i.e., the consideration provided for a “Without Cause” termination or for “Good Reason” resignation), Employee shall have executed a general release in favor of Corporation and its Affiliates and related parties in such form as is reasonably required by the Corporation, and any waiting or revocation periods contained in such release shall have expired. In the event that Employee fails to execute a general release in favor of Corporation and its Affiliates and related parties, Employee shall not be entitled to any payments or benefits pursuant to

Section13(E)(2)(i)-(iv).

(J)Cooperation After Notice of Termination. Following any notice of termination by Corporation or Employee, Employee shall fully cooperate with Corporation in all matters relating to the winding up of his pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Board; and to that end, Corporation shall be entitled to full-time services of Employee through the Termination Date and such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the sixty (60) day period that follows the Termination Date; provided, the parties acknowledge that, depending on the level of services so required, the provision of such services may delay the timing of Employee’s Separation from Service.

(K)Separate Payments. Each payment made to Employee pursuant to this Paragraph 13 shall be treated as a separate payment for purposes of Section 409A.

14.Covenants.

(A)Confidential Information. Employee acknowledges that, in his position with Corporation, he will obtain confidential business and proprietary information regarding Corporation and its Affiliates. For purposes of this Agreement, “Confidential Information” means data and information relating to Corporation’s or its Affiliates’ business, regardless of whether the data or information constitutes a Trade Secret as that term is defined by law, which data or information: (a) is disclosed to Employee or of which Employee becomes aware as a consequence of Employee’s relationship with Corporation; (b) has value to Corporation; (c) is not generally known to competitors of Corporation; and (d) which includes, but is not limited to, Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data, and similar information. Provided, however, that Confidential Information shall not mean data or information (A) which has been voluntarily disclosed to the public by Corporation, except where such public disclosure has been made by Employee without authorization from Corporation; (B) which had been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means.

This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.
Employee understands and agrees that all Confidential Information and all physical embodiments thereof constitute valuable assets of Corporation and its Affiliates, will remain Corporation’s and its Affiliates’ sole and exclusive property, and may not be converted to Employee’s own use. Employee warrants and agrees that, unless done on behalf of Corporation or its Affiliates, Employee will not reproduce, use, distribute, disclose, publish, misappropriate or otherwise disseminate any Confidential Information and will not take any action causing, or fail to take any action to prevent, any Confidential Information to lose its character as Confidential Information until and unless such Confidential Information loses its status as Confidential Information through no fault, either directly or indirectly, of Employee. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event such disclosure is required by law, Employee shall first provide Corporation with prompt notice of such requirement in time to permit Corporation or its Affiliate to seek an appropriate protective order or other similar protection prior to any such disclosure by Employee.
(B)Nondisclosure of Trade Secrets. For purposes of this Agreement, “Trade Secrets” means any information regarding Corporation or any of its Affiliates, their activities, business, customers or vendors, without regard to form, including but not limited to a formula, pattern, compilation, program, device, method, technique, product, system, or process, design, prototype, procedure, or code that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret shall include, but not be limited to, investment strategies, financial data, financial reports, financial systems, investment process, financial modeling, asset management strategy, customer lists, customer billing and pricing information, technical information regarding Corporation’s and any of its Affiliates’ intellectual property, product development information, patent information and all other information permitted to be covered under applicable law. “Trade Secret” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Corporation or its Affiliates. This definition shall not limit any definition of “trade secret” or any equivalent term under applicable law.

Employee understands and agrees that all Trade Secrets and all physical embodiments thereof constitute valuable assets of Corporation and its Affiliates, will remain Corporation’s and its Affiliates’ sole and exclusive property, and may not be converted to Employee’s own use. Employee agrees that throughout the Term of this Agreement and at all times thereafter Employee will not directly or indirectly, transmit or disclose any Trade Secret to any person or entity, and will not make use of any Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of Corporation, and will not take any action causing, or fail to take any action to prevent, any Trade Secret to lose its character as a Trade Secret.
(C)Assignment of Inventions. If, at any time during the term of his employment, Employee (either alone or with others) makes, conceives, creates, develops, discovers, invents or reduces to practice any “Protected Work” that (1) is directly related to the business of Corporation or any of its Affiliates or any policyholder or customer thereof, or any of the products or services developed, manufactured or sold by Corporation or any of its Affiliates or that may be used in relation therewith; (2)  results from tasks assigned to Employee by the Board, the Corporation, and any of its Affiliates; or (3) results directly from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Corporation or any of its Affiliates, then Employee agrees that the “Protected Work” and the benefits shall immediately become the sole and absolute property of Corporation and its Affiliates and their assigns, and Employee hereby assigns all rights he may have in such

Protected Work, and all benefits and rights resulting therefrom, to Corporation and its Affiliates. The term “Protected Work” means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, data compiled for clients or others, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, or subject to copyright or trademark or trade secret protection.

(D)Non-Solicitation of Employees and Associates. Employee understands and agrees that the relationship between Corporation and its employees, agents, and independent contractors constitutes a valuable asset of Corporation and may not be converted to Employee’s own use. Employee likewise understands and agrees that the relationship between any of Corporation’s Affiliates and their employees, agents, and independent contractors constitutes a valuable asset of such Affiliate and may not be converted to Employee’s own use. Employee agrees that during his employment with Corporation and for a twenty-four (24) month period following the termination his employment for any reason, Employee shall not, directly or indirectly, solicit, recruit, hire or induce any employee, agent, or independent contractor of Corporation to terminate his or her engagement with Corporation or any of such Affiliate so as to work for any other person or business; provided however, that the restrictions set forth in this subparagraph shall only apply to employees, agents, or independent contractors with whom Employee worked or communicated during the twenty-four (24) month period preceding the end of his employment with Corporation.

(E)Non-Solicitation of Customers and Distributors. Employee understands and agrees that the relationship between Corporation and each of its accounts, policyholders, customers, prospects and distributors constitutes a valuable asset of Corporation and may not be converted to Employee’s own use. Employee likewise understands and agrees that the relationship between any of Corporation’s Affiliates and their policyholders, customers, prospects and distributors constitutes a valuable asset of such Affiliate and may not be converted to Employee’s own use. Employee agrees that during his employment with Corporation and for a twenty-four (24) month period following the termination of his employment for any reason, Employee shall not, directly or indirectly, on behalf of any person or business, solicit, contact, or call upon any account, policyholder, customer, customer prospect, or distributor of Corporation, or any representative of Corporation or any of its Affiliates, for the purpose of providing any service or product competitive with any service or product sold or provided by Corporation or any of its Affiliates during Employee’s employment with Corporation; provided, however, the restrictions set forth in this subparagraph shall apply only to policyholders, customers, prospects, or distributors of Corporation or any of its Affiliates, or representatives of Corporation or any of its Affiliates, with which Employee had Material Contact on behalf of Corporation or any such Affiliate during the twenty-four (24) month period preceding the end of his employment with Corporation. “Material Contact” is contact between Employee and another person or entity with whom or which Employee dealt on behalf of Corporation or any Affiliate, whose dealings with Corporation or any Affiliate were coordinated or supervised by

Employee, or about whom Employee obtained Confidential Information in the course of Employee’s employment for Corporation.

(F)Non-Competition. Unless performed or provided on behalf of Corporation or any Affiliate, Employee agrees that during his employment with Corporation and for a twelve (12) month period following the termination of his employment for any reason, Employee shall not, directly or indirectly, engage in any activities or provide any products or services of the type he conducted, authorized, offered, or provided on behalf of Corporation or any Affiliate at any time within twenty-four (24) months prior to the cessation of Employee’s employment, in the Territory, for any person or business which competes with Corporation or any Affiliate. For purposes of this Agreement, “Territory” shall mean the continental U.S., Japan and any other country in which Corporation does business during the twelve-month period prior to the termination of his employment.

(G)Remedies for Breach. Employee acknowledges that the covenants specified in this Paragraph 14 contain reasonable limitations as to time, area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Employee than is necessary to protect the goodwill, Confidential Information, Trade Secrets, customer and employee relations, and other legitimate business interests of Corporation and its Affiliates. Employee and Corporation agree that Employee’s obligations under each of the above covenants are separate and distinct. Employee also acknowledges and agrees that any violation of the covenants set forth in this Paragraph 14 would bestow an unfair competitive advantage upon any person or entity that might benefit from such violation, and would necessarily result in substantial and irreparable damage and loss to Corporation. Accordingly, in the event of a breach or a threatened breach by Employee of this Paragraph 14, Corporation shall be entitled to an injunction restraining Employee from such breach or threatened breach, as well as recovery of its costs and reasonable attorneys’ fees. Nothing herein shall be construed as prohibiting Corporation from pursuing any other remedies available to it for such breach or threatened breach. Additionally, in the event of such breach, Corporation shall have no further obligation under this Agreement. In the event that Corporation should seek an injunction hereunder, Employee waives any and all requirements that Corporation post a bond or any other security.

15.No Requirement to Seek Employment and No Offset. Corporation agrees that, if Employee's employment is terminated by Corporation without Cause during the term of this Agreement or by Employee for Good Reason during the term of this Agreement, Employee is not required to seek other employment or attempt in any way to reduce the amounts payable to Employee by Corporation pursuant to the applicable terms of this Agreement; it being understood and agreed that the amount of any payment or benefit to Employee provided for hereunder shall not be reduced by any compensation or other benefits earned by Employee as a result of his employment by another employer.

16.Waiver of Breach or Violation Not Deemed Continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

17.Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (A) personally delivered; (B) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; (C) sent to the parties at their respective addresses indicated herein by certified U.S. mail, return receipt requested and postage prepaid; or (D) sent to the parties at their respective addresses indicated herein by private overnight mail courier service, delivery fee prepaid. The respective addresses to be used for all such notices, demands or requests are as follows:

To Corporation:        Aflac
1932 Wynnton Road
Columbus, GA 31999
Attention: General Counsel
Fax: 706-596-3577

To Employee:            Eric Kirsch

If personally delivered, such communication shall be deemed delivered upon actual receipt. If electronically transmitted, such communication shall be deemed delivered the new business day after transmission (and sender shall bear the burden of proof of delivery). If sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. If sent by overnight courier, such communication shall be deemed delivered upon receipt. Any party may change his or its address for the purposes of this Agreement by giving notice thereof in accordance with this paragraph.

18.Authority. All actions and elections to be taken or made by Corporation under this Agreement shall be taken only by action of, or with the express approval of, the Board or a designee thereof.

19.Arbitration Agreement. Employee will be required to execute Corporation’s standard employee Arbitration Agreement as a condition of employment. The Arbitration Agreement is incorporated herein by reference.

20.Compliance with Policies and Laws. Employee agrees to comply with any and all of Corporation’s policies, work rules and standards of conduct and pledges to observe order and discipline of work. Employee agrees to abide by the laws of the United States and all other applicable jurisdictions and to exercise good judgment in the best interest of Corporation and its Affiliates.

21.Rights to Materials and Return of Materials. All records, files, software, software code, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, information on the use, development and integration of software, and the like (together with all copies of such documents and things) relating to the business of Corporation, which Employee shall use or prepare or come in contact within the course of, or as a result of Employee’s employment or other engagement by Corporation or any of its Affiliates shall remain the sole property of Corporation or any such Affiliate. Laptop computers, other computers, software and related data, information and things provided to Employee by Corporation or any of its Affiliates or obtained by Employee, directly or indirectly, from Corporation or any of its Affiliates, also shall remain the sole property of Corporation or any such Affiliate. Upon the termination of Employee’s employment with Corporation for any reason or upon the prior demand of Corporation or any of its Affiliates, Employee shall immediately return all such materials and things in Corporation or any of its Affiliates, Employee shall immediately return all such materials and things to Corporation or any such Affiliate and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Corporation or any such Affiliate after termination or upon Corporation’s or any Affiliate’s request for return.

22.Severability. The paragraphs and provisions set forth in this Agreement, including the covenants set forth in Paragraph 14, shall be considered and construed as separate and independent paragraphs, provisions and covenants. Should any part or provision of any such paragraph, provision or covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other paragraph, provision or covenants of this Agreement. Moreover, if any provision of the covenants contained in Paragraph 14 is found to be invalid or unenforceable by a court of competent jurisdiction because of its duration, the definition of activities or the definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or anew enforceable term provided, such that the intent of Corporation and Employee in agreeing to the covenants will not be impaired and the provision in question shall be enforceable to the fullest extent to the applicable law.

23.Governing Law. Regardless of any place where this Agreement may be executed or performed, this Agreement shall be construed and interpreted according to the internal laws of the State of Georgia, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. With respect to any action to enforce the provisions contained in Paragraph 14 of this Agreement, Employee hereby (a) submits to personal jurisdiction in the State of Georgia for any action arising out of or in connection with this Agreement; (b) waives any and all personal rights under the laws of any state to object to jurisdiction within the State of Georgia; and (c) agrees that for any cause of action arising out of or in connection with this Agreement, venue is proper in any state or federal court within Georgia.

24.Paragraph Headings. The headings of the paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

25.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.Acknowledgements. Employee acknowledges and agrees that he has read and reviewed this Agreement in its entirety and that he has been given the opportunity to ask

Corporation about this Agreement. Employee further acknowledges and agrees that he has been given an opportunity to consult with an attorney of his choice regarding this Agreement.

27.Integrated Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto expressly stated that it is intended to amend this Agreement.

28.Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed accordingly. Any payments or distributions to be made to Employee under this Agreement upon a Separation from Service (as defined above) of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, payable due to a separation from service and not exempt from Section 409A, shall in no event be made or commence until six (6) months after such separation from service. Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Section 409A. Where this Agreement provides that a payment will be made upon a specified date or during a specified period, such date or period will be the Section 409A “payment date” or “payment period”, but actual payment will be made no later than the latest date permitted under Section 409A and the regulations thereunder (generally, by the later of the end of the calendar year in which the payment date falls, or the fifteenth day of the third calendar month after the payment date occurs).

IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officer, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the day and year first above written.

ERIC KIRSCH		American Family Life Assurance Company of Columbus

/s/ Eric Kirsch	By:	/s/ Daniel P. Amos
Eric Kirsch		Daniel P. Amos Chairman and Chief Executive Officer

/s/ Catherine H. Coppedge
Witness		Attest

8/26/2011
Date		Date

EXHIBIT A TO EMPLOYMENT AGREEMENT

SCHEDULE OF COMPENSATION

Initial base salary at an annual rate of $550,000.00